As filed with the Securities and Exchange Commission on May 29, 2008
Registration Number 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INNOVATIVE CARD TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	90-0249676
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer) Identification No.)

633 West Fifth Street, Suite 2600
Los Angeles, CA 90071
310-312-0700
(Address, including zip code, and telephone number,
including area code of registrant’s principal executive offices)

Steven Delcarson
633 West Fifth Street, Suite 2600
Los Angeles, CA 90071
310-312-0700
(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:
Richard A. Friedman, Esq.
David B. Manno, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32 nd Floor
New York, New York 10006
(212) 930-9700
(212) 930-9725 (fax)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
☐ Large accelerated filer
☒ Accelerated filer
☐ Non-accelerated filer
☐ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered		Proposed Maximum Offering Price Per Security		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value per share	6,384,193	(1)	$1.625	(2)	$10,374,314	$407.71

(1) Represents the registration for resale by selling stockholders listed in the table on page 9 of the prospectus (the “Selling Stockholders”) of (i) 3,416,129 shares of common stock, $0.001 par value per share (“Common Stock”), of Innovative Card Technologies, Inc., that are issuable upon conversion of convertible debentures issued to the Selling Stockholders, (ii) 1,708,064 shares of Common Stock that are issuable upon exercise of warrants issued to the Selling Stockholders, and (iii) 1,260,000 shares of Common Stock that are issuable as interest on convertible debentures issued to the Selling Stockholders.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low prices as reported on the NASDAQ Capital Market on May 27, 2008, which was $1.625 per share.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED MAY 29, 2008

INNOVATIVE CARD TECHNOLOGIES, INC.

6,384,193 Shares of Common Stock

This prospectus relates to 6,384,193 shares of our common stock, par value $.001 per share for sale from time to time by the selling stockholders identified in this prospectus.

We will not receive any of the proceeds from the sale of the shares sold pursuant to this prospectus. We will bear all expenses in connection with the registration of the shares, other than underwriting discounts and selling commissions.

Our common stock is traded on the NASDAQ Capital Market under the symbol “INVC.” On May 27, 2008, the last reported sale price of our common stock on the NASDAQ Capital Market was $1.61 per share.

The securities offered in this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 3 of this prospectus to read about factors you should consider before buying shares of our common stock.

The selling stockholders are offering these shares of common stock. The selling stockholders may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling stockholders will receive all proceeds from the sale of the common stock. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution."

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ____, 2008

TABLE OF CONTENTS

Summary	1
Risk Factors	3
Forward-Looking Statements	9
Use of Proceeds	9
Selling Stockholders	10
Plan of Distribution	15
Legal Matters	16
Experts	16
Where You Can Find More Information	17
Incorporation of Documents By Reference	18

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "RISK FACTORS" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms "InCard", "Company", "we," "us," or "our" refer to Innovative Card Technologies, Inc. and our wholly owned subsidiary PSA Co.

General

We develop and market secure powered cards for payment, identification, physical and logical access applications. Our main product, the ICT DisplayCard, integrates the security of a one-time password token directly into a card the size of a standard credit or debit card. A token is a portable physical device, typically in a key-fob form factor, that generates the one-time password (also referred to as a one-time passcode). At the push of a button on the back of the ICT DisplayCard, a one-time passcode (OTP) is shown on the card’s integrated display. During a transaction, this number is entered into a user interface with other information (such as the user’s static PIN and login name). This information is relayed to a backend system for multi-factor authentication. InCard does not provide the backend authentication server, but rather will integrate the ICT DisplayCard into authentication systems provided by other companies including distributors and other resellers of the ICT DisplayCard. The ICT DisplayCard’s OTP authentication works like tokens issued by VASCO, RSA, and ActivIdentity, but in a more convenient, wallet-sized card form factor.

Our corporate offices are located at 633 West Fifth Street, Suite 2600, Los Angeles, California 90071. Our telephone number is (310) 312-0700. Our website address is http://www.incardtech.com. The contents of our website are not incorporated into this filing. Further, our reference to this website is intended to be inactive textual reference only.

About This Offering

This prospectus relates to a total of 6,384,193 shares of common stock of Innovative Card Technologies, Inc.

January 2008 Financing

On January 8, 2008, we entered into a securities purchase agreement (the “January 2008 Purchase Agreement”) with 13 institutional and accredited investors (the “January 2008 Purchasers”). Pursuant to the January 2008 Purchase Agreement, the January 2008 Purchasers purchased $3,500,000 principal amount of our 8% Senior Secured Convertible Debenture (“January 2008 Debenture”). The January 2008 Debenture (i) bears interest at 8% per year, paid quarterly in cash or registered common stock (valued at the lower of the conversion price or 90% of the volume weighted average price of the twenty prior consecutive trading days) , at our discretion; (ii) has a maturity of January 8, 2011, (iii) is convertible at the holder’s option into shares of our common stock at $2.50 per share, (iv) is secured by all of our and our subsidiary’s assets including inventory, receivables, unencumbered equipment and intellectual property under the terms of a security agreement, and (v) has a forced conversion feature which allows us to force the conversion of the January 2008 Debenture if our common stock trades above $5.00 for 20 consecutive trading days and certain other conditions are met. We also issued to the January 2008 Purchasers five-year warrants to purchase 700,000 shares of our common stock at an exercise price of $2.75 per share (the “January 2008 Warrants”).

Both the conversion price of the January 2008 Debenture and the exercise price of the January 2008 Warrants are subject to “full-ratchet” price protection in the event of stock issuances below their respective conversion or exercise prices, except for specified exempted issuances including grants of stock options and stock issuances to officers, directors, employees and consultants.

Pursuant to a registration rights agreement entered into in connection with the January 2008 Purchase Agreement , we agreed to file a registration statement within 30 days of the closing covering the shares of common stock issuable upon conversion of the January 2008 Debentures, exercise of the January 2008 Warrants, and issuable as interest payments on the January 2008 Debentures. On February 7, 2008, the January 2008 Purchasers executed waivers extending the date on which we are required to file the registration statement in connection with the January 2008 Purchase Agreement to June 7, 2008.

April 2008 Financing

On April 15, 2008, we entered into a Securities Purchase Agreement (the “April 2008 Purchase Agreement”) with EMC Corporation (“EMC”). Pursuant to the terms of the April 2008 Purchase Agreement, EMC purchased $5 million of our 8% Senior Secured Convertible Debenture (“April 2008 Debenture”). The April 2008 Debenture: (i) bears interest at 8% per year, paid quarterly in cash or, subject to certain conditions, registered shares of our common stock (valued at the lower of the conversion price or 90% of the volume weighted average price of the twenty prior consecutive trading days); (ii) has a maturity of April 15, 2011, (iii) is convertible at EMC’s option into shares of our common stock at $2.48 per share, (iv) is secured (pari passu with the security interest under the January 2008 Debenture) by all of our and our subsidiary’s assets, including inventory, receivables, unencumbered equipment and intellectual property, and (v) has a forced conversion feature which allows the Registrant to force the conversion of the Debenture if our common stock trades above $5.00 for 20 consecutive trading days. Such a forced conversion may be limited by contractual restrictions on the amount of our common stock which EMC may own and certain other conditions. We also issued EMC five-year common stock purchase warrants to purchase 1,008,064 shares of our common stock at an exercise price of $2.728 per share (the “April 2008 Warrants”). We expect to use the net proceeds of the financing for our working capital requirements and to pay down certain obligations. The April 2008 Debenture also contains customary events of default provisions. As part of the transaction, we agreed to: (i) maintain our monthly burn rate at $600,000 or below, (ii) be compliant with NASDAQ listing requirements; and (iii) obtain shareholder approval prior to effectuating a reverse stock split and for the issuance of additional shares of our common stock.

Both the conversion price of the April 2008 Debenture and the exercise price of the April 2008 Warrants are subject to “full-ratchet” price protection in the event of stock issuances below their respective conversion or exercise prices, except for specified exempted issuances including grants of stock options and stock issuances to officers, directors, employees and consultants.

Pursuant to a registration statement entered into in connection with the April 2008 Purchase Agreement, we agreed to file a registration statement covering the shares of common stock issuable upon the conversion of the April 2008 Debenture, exercise of the April 2008 Warrants, and issuable as interest payments on the April 2008 Debentures by June 7, 2008. Our officers, directors, and 10% shareholders also executed agreements prohibiting the sales of our common stock by them until October 31, 2008. In connection with the April 2008 Purchase Agreement, we also secured voting agreements from our officers, directors and 10% shareholders approving the transaction in the event that we are required to seek such approval pursuant to the rules of the NASDAQ.

The 6,384,193 shares included in this prospectus represent (i) 1,400,000 shares issuable on conversion of the January 2008 Debentures, (ii) 700,000 shares issuable upon exercise of the January 2008 Warrants, (iii) 520,000 shares issuable as interest on the January 2008 Debentures, (iv) 2,016,129 shares issuable upon conversion of the April 2008 Debenture, (v) 1,008,064 shares issuable upon exercise of the April 2008 Warrants, and (vi) 740,000 shares issuable as interest on the April 2008 Debenture.

Number of shares outstanding after this offering

As of May 23, 2008, 28,535,256 shares of our common stock were outstanding.  Common stock outstanding after this offering, including the 6,384,193 shares offered under this prospectus will be 34,919,449.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. As a result, you could lose all or a part of your investment.

You should carefully consider the risks described below as well as other information provided to you in this document, including information in the section of this document entitled “Forward Looking Statements.” The risks and uncertainties described below are not the only ones facing the Company. Additional risks and uncertainties not presently known to us or that we currently believes are immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

We are an early stage company with an unproven business strategy. Our limited history of operations makes evaluation of our business and prospects difficult.

Our business prospects are difficult to predict because of our limited operating history, early stage of development and unproven business strategy. Since our incorporation on November 22, 2002, we have primarily been and continue to be involved in development of products using our power inlay technology and marketing these products to industry partners. In 1998, Alan Finkelstein commenced commercialization of our first product, the LensCard, and entered into license agreements with banks and credit card issuers, most of which have terminated. After discovering the possibility of placing power into an International Organization of Standards (ISO) compliant card, we began to focus our efforts on the development of our power inlay technology and not on the marketing of the LensCard. For these reasons, we expect that future orders for the LensCard will be insignificant. We closed our first commercial sale of our ICT DisplayCard, which uses our power inlay technology, in the fourth quarter of 2007. Although management believes that our power inlay technology and products under development have significant profit potential, we may not attain profitable operations and our management may not succeed in realizing our business objectives.

Our independent registered public accounting firm has cited our ability to continue as a going concern.

Our auditors have added an explanatory paragraph to their opinion on our financial statements for the year ended December 31, 2007 because of concerns about our ability to continue as a going concern. These concerns arise from the fact that we have not yet established an ongoing source of revenues sufficient to cover our operating costs and that we must raise additional capital in order to continue to operate our business. If we fail to generate positive cash flows or obtain additional financing when required, we may have to modify, delay or abandon some or all of our business and expansion plans.

We have an accumulated deficit of $30,029,624 as of March 31, 2008 and we may never achieve profitability

We have incurred significant net losses every year since our inception, including net losses of $1,962,441, $14,333,622 and $6,866,614 for the three months ended March 31, 2008 and for the fiscal years ending December 31, 2007 and 2006, respectively. As of March 31, 2008, we had an accumulated deficit of $30,029,624. These losses have resulted principally from expenses incurred in our research and development programs and general and administrative expenses. To date we have not generated significant revenues. We have used capital raised in October 2005, May 2006, January 2008 and April 2008 to sustain operations through the date of this prospectus. We anticipate that we will continue to incur substantial operating losses based on projected sales revenues less manufacturing, general and administrative and other operating costs for an indefinite period of time. However, we cannot assure you that we will ever be profitable.

To be successful we may require additional capital, which we may be unable to obtain.

We believe that our current cash, combined with anticipated revenue collections, will be sufficient to fund our operations for the next 12 months.  As we are in the early stage of manufacturing and have not sold substantial quantities of our products, we are unable to determine the amount of additional capital we will need to become successful. Unless we are able to generate significant sales from the ICT DisplayCard that cover the manufacturing costs and operating overhead, we will continue to incur net losses that exceed our revenue. We currently do not have any binding commitments for, or readily available sources of, additional financing, and we cannot assure you that such funding will be available at all or available on terms acceptable to us.

We depend on a limited number of suppliers, and we will be unable to manufacture or deliver our products if shipments from these suppliers stop, are late or are otherwise interrupted .

We obtain the battery, a key component for our power inlay technology, from a single source on a purchase order basis from Solicore, Inc. In the event of a disruption or discontinuation in supply, we could not obtain replacement batteries on a timely basis, which would disrupt our operations, delay production for up to one year and impair our ability to manufacture and sell our products.

We obtain the display, a key component for the ICT DisplayCard, from a single source, SmartDisplayer, under a written agreement. In the event of a disruption or discontinuation in supply, we could not obtain replacement displays on a timely basis, which would disrupt our operations, delay production for up to one year and impair our ability to manufacture and sell our ICT DisplayCard.

We assemble our ICT DisplayCard, using a single source, NagraID, under a written agreement by issuing written purchase orders that we pay in advance. We believe that we would be unable to obtain on a timely basis alternative sources for assembly in the event of a disruption, which would disrupt our operations, delay production for up to one year and impair our ability to manufacture and sell our ICT DisplayCard.

Our dependence upon outside suppliers exposes us to risks, including:

•	the possibility that our suppliers will experience major disruptions in production, which is exacerbated by the fact that we are the major customer of our suppliers;
•	the solvency of our suppliers and the potential that our suppliers will be solely dependent upon us;
•	the potential inability of our suppliers to obtain required components or products;
•	reduced control over pricing, quality and timely delivery, due to the difficulties in switching to alternative suppliers;
•	the potential delays and expense of seeking alternative sources of suppliers; and
•	increases in prices of key components.

If we are not able to devote adequate resources to product development and commercialization, we may not be able to develop our products.

Our business strategy is to develop and market new products using our power inlay technology that can enhance payment and other information-bearing plastic cards. We believe that our revenue growth and profitability, if any, will substantially depend upon our ability to:

•	continuing to fund research and development endeavors;
•	complete development of new products; and
•	successfully introduce and commercialize new products.

If we do not devote adequate resources to our product development efforts, we may be unable to develop our products, which would adversely affect our revenue growth and profitability.

If we or our suppliers fail to adequately protect our proprietary rights, third parties could use our technology, or very similar technology, and could reduce our ability to compete in the market, and any proprietary rights litigation could be time-consuming and expensive to prosecute and defend.

Establishment of patents and other proprietary rights by us and our suppliers is important to our success and our competitive position. Performance in the payment card industry can depend, among other factors, on patent protection. Our policy is to identify patentable inventions developed by our company, and to seek to acquire patent rights for such inventions. We mainly develop and patent technology in the fields of card enhancements and methods of card manufacturing. We seek to obtain a reasonably broad territorial protection for our patented technologies. We usually file initial patent applications in the United States, and subsequently file corresponding applications in   foreign countries depending on the relevant circumstances. We may elect to forego patent protection for some of our proprietary technologies   and treat such technologies as trade secrets. Despite our efforts to establish and protect our patents, trade secrets or other proprietary rights, unauthorized parties may attempt to copy aspects of our technology or to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our proprietary rights as much as the laws of the United States protect them. Our means of establishing and protecting our proprietary rights may not be adequate, and our competitors may independently develop similar technology, duplicate our products or design around our patents or our other proprietary rights.  We do not have patent protection for our ICT DisplayCard.

Due to the importance of proprietary technology in the payment card industry, our business involves a risk of overlap with third party patents and subsequent litigation with competitors or patent-holders. Any claims, with or without merit, could be time-consuming, result in costly litigation, or cause us to enter into licensing agreements

We depend on key personnel in a competitive market for skilled employees, and failure to retain and attract qualified personnel could substantially harm our business.

We rely to a substantial extent on the management, marketing and product development skills of our key employees and consultants, particularly Steven Delcarson, our President and Chief Executive Officer, Charles Caporale, our Chief Financial Officer, and Craig Nelson, who supervises the manufacturing and testing of the ICT DisplayCard, to formulate and implement our business plan, including the development of our power inlay technology. Our success depends to a significant extent upon our ability to retain and attract key personnel. Competition for employees can be intense in the payment card industry, and the process of locating key personnel with the right combination of skills is often lengthy. The loss of the services of our key personnel may significantly delay or prevent the achievement of product development and could have a material adverse effect on us.

If our future products do not achieve a significant level of market acceptance, it is highly unlikely that we ever will become profitable.

To our knowledge, no enterprise or on-line banking token issuers have adopted power-based card enhancements to date using our power inlay technology on a mass quantity basis. As a result, our ability to enable enterprises to improve and add card functionality, reduce attrition and increase acquisition rates, and enhance security and anti-fraud protection for customers through power-based card enhancements has yet to be proven. The commercial success of our future products will depend upon the adoption of our power inlay technology as a preferred method of applying card enhancements to payment cards. In order to be successful, our future products must meet the technical and cost requirements for card enhancements within the payment card industry. Market acceptance will depend on many factors, including:

•	our ability to convince prospective strategic partners and customers to adopt our products;
•	the willingness and ability of prospective strategic partners and customers to adopt our products; and
•	our ability to sell and service sufficient quantities of our products.

Because of these and other factors, our products may not achieve market acceptance. If our products do not achieve a significant level of market acceptance, demand for our future products will not develop as expected and it is highly unlikely that we ever will become profitable.

We have granted third parties substantial marketing rights to certain of our products and products under development. If the third parties are not successful in marketing our products, we may not be able to commercialize our products.

Some of our agreements with our corporate marketing partners contain no minimum purchase requirements in order for them to maintain their exclusive marketing rights. In the future, third-party marketing assistance may not be available on reasonable terms, if at all. If marketing partners do not order adequate quantities of our products or if we are unable to procure third-party marketing assistance on reasonable terms, we may not be able to commercialize our products, which could negatively impact our results of operations or substantially limit our ability to execute our business strategy.

We may experience customer concentration in the enterprise and on-line banking marketplace, which may expose us to all of the risks faced by our potential material customers.

Until and unless we secure multiple customer relationships in the enterprise and on-line banking marketplaces, we may experience periods during which we will be highly dependent on one or a limited number of customers. Dependence on a single or a few customers will make it difficult to satisfactorily negotiate attractive prices for our products and will expose us to the risk of substantial losses if a single dominant customer stops conducting business with us. Moreover, to the extent that we may be dependent on any single customer, we could be subject to the risks faced by that customer to the extent that such risks impede the customer’s ability to stay in business and make timely payments to us.

The power inlay technology has not been proven in full scale production. Failure to develop the prototype scale into mass production may have a material negative effect on our business strategy and operations .

Our power inlay technology has been proven solely during the manufacture of cards in prototype quantities. We have developed an automated process in our laboratory and are now working on mass production. However, our product has yet to be proven to be manufactured in full scale mass production. We are applying our own resources and working in cooperation with other companies that have specialized technical expertise related to the power inlay technology for thin, flexible non-payment cards. We expect to enter into agreements that will grant us ownership or exclusive license rights to the manufacturing process of the power inlay technology for use in credit and other information-bearing plastic cards. Failure to secure or maintain exclusive rights or failure of the prototype technology to successfully transfer to full scale production, without the use of proprietary technology of others, may have a material negative effect on our business strategy and operations.

We rely substantially on third-party manufacturers. The loss of any third-party manufacturer could limit our ability to launch our products in a timely manner, or at all.

To be successful, we must manufacture, or contract for the manufacture of, our future products in compliance with industry standards and on a timely basis, while maintaining product quality and acceptable manufacturing costs. As discussed in the risk factor above, we are working in cooperation with other companies that have specialized technical expertise related to the manufacturing process of our power inlay technology for the ICT DisplayCard. We also currently use a limited number of sources for most of the supplies and services that we use in the manufacturing of our power inlay technology and prototypes. Our manufacturing strategy presents the following risks:

•	delays in the quantities needed for product development could delay commercialization of our products in development;
•	if we need to change to other commercial manufacturers, any new manufacturer would have to be educated in, or develop substantially equivalent processes necessary for, the production of our products;
•
if market demand for our products increases suddenly, our current manufacturers might not be able to fulfill our commercial needs, which would require us to seek new manufacturing arrangements and may result in substantial delays in meeting market demand; and

•	we may not have intellectual property rights, or may have to share intellectual property rights, to any improvements in the manufacturing processes or new manufacturing processes for our products.

Any of these factors could delay commercialization of our products under development, entail higher costs and result in our being unable to effectively sell our products.

Some of our competitors have significantly greater resources than we do and may be able to respond more quickly to new or emerging technologies and changes in customer requirements, which could adversely affect our ability to generate or maintain revenues and be profitable.

We are not aware of any product that is being mass produced (or in the final stages of development) in the same credit card form factor as our ICT DisplayCard that incorporates the token technology. However, there are companies creating tokens and random number generators for use in dual-factor authentication (as an item separate from the transaction card). For example, RSA, Vasco, and VeriSign token devices may be cost competitive to our technology but are not in a credit card form factor. Smart Card, biometrics, and software programs can provide multi-factor authentication competitive to our ICT DisplayCard.

We believe that the principal competitive factors that affect the market for tokens include convenience, price, quality/reliability, ease of use, and distribution cost. We cannot assure you that we will be able to maintain our competitive position against current and potential competitors, especially those with significant marketing, service, support, technical and other competitive resources.

Some of our present and potential competitors have significantly greater financial, technical, marketing, purchasing and other resources than we do, and as a result, may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of products, or to deliver competitive products at a lower end-user price. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of our prospective customers. It is possible that new competitors or alliances may emerge and rapidly acquire significant market share. We cannot guarantee that we will be able to compete successfully against present or future competitors or that competitive pressures will not materially and adversely affect our business, financial condition and results of operations.

Risks Related to our Securities

We do not anticipate paying any cash dividends in the foreseeable future, which may reduce your return on an investment in our common stock.

We plan to use all of our earnings, to the extent we have earnings, to fund our operations. We do not plan to pay any cash dividends in the foreseeable future. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock. Therefore, any return on your investment would derive from an increase in the price of our stock, which may or may not occur.

Substantial future sales of our common stock in the public market may depress our stock price, which could result in significant losses to you and could limit our ability to raise capital.

As of May 23, 2008, we have 28,535,256 shares of common stock outstanding. Of these shares, 25,674,809 can be traded pursuant to a prospectus or via a transaction pursuant to Rule 144 under the Securities Act of 1933. Of our 6,297,662 warrants outstanding, 4,589,598 have been registered and common stock issued on exercise can be sold pursuant to a prospectus. 3,549,675 shares issuable upon exercise of options issued under our 2004 Stock Incentive Plan and 2007 Equity Incentive Plan were registered as well.

If our stockholders sell substantial amounts of common stock in the public market, or the market perceives that such sales may occur, the market price of our common stock could fall, which could result in a significant loss on any investment you make in our common stock. The sale of a large number of shares could impair our ability to raise needed capital by depressing the price at which we could sell our common stock.

We may raise additional capital through a securities offering that could dilute your ownership interest and voting rights.

Our certificate of incorporation currently authorizes our board of directors to issue up to 75,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of May 23, 2008, after taking into consideration our outstanding common and preferred shares, our board of directors will be entitled to issue up to 46,464,744 additional common shares and 5,000,000 preferred shares. The power of the board of directors to issue these shares of common stock, preferred stock or warrants or options to purchase shares of our stock is generally not subject to stockholder approval.

We may require additional working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the holders of our common stock. The issuance of additional common stock or securities convertible into common stock by our board of directors will also have the effect of diluting the proportionate equity interest and voting power of holders of our common stock.  We cannot assure you that we will be able to raise additional capital on terms that are acceptable to us, or at all.

Our incorporation documents and Delaware law may inhibit a takeover that stockholders consider favorable and could also limit the market price of your stock, which may inhibit an attempt by our stockholders to change our direction or management.

Our amended and restated certificate of incorporation and bylaws contain provisions that could delay or prevent a change in control of our company. Some of these provisions:

•
authorize our board of directors to determine the rights, preferences, privileges and restrictions granted to, or imposed upon, the preferred stock and to fix the number of shares constituting any series and the designation of such series without further action by our stockholders;

•	prohibit stockholders from calling special meetings;
•	prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;
•	establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting; and
•	prohibit stockholder action by written consent, requiring all stockholder actions to be taken at a meeting of our stockholders.

In addition, we are governed by the provisions of Section 203 of the Delaware General Corporate Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us, which may prevent or frustrate any attempt by our stockholders to change our management or the direction in which we are heading. These and other provisions in our amended and restated certificate of incorporation and bylaws and under Delaware law could reduce the price that investors might be willing to pay for shares of our common stock in the future and result in the market price being lower than it would be without these provisions.

New rules, including those contained in and issued under the Sarbanes-Oxley act of 2002, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain listing of our common stock.

We may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of the recent and currently proposed changes in the rules and regulations that govern publicly held companies, including, but not limited to, certifications from executive officers and requirements for financial experts on the board of directors. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in the issuance of a series of new rules and regulations and the strengthening of existing rules and regulations by the Securities and Exchange Commission (the “SEC”). Further, certain of these recent and proposed changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business could be adversely affected.

If we are unable to complete our assessment as to the adequacy of our internal control over financial reporting within the required time periods as required by Section 404 of the Sarbanes-Oxley Act of 2002, or in the course of such assessments identify and report material weaknesses in our controls, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our common stock.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on internal control over financial reporting in their Annual Reports on Form 10-K. This report is required to contain an assessment by management of the effectiveness of a company’s internal control over financial reporting. Our non-affiliated market capitalization qualified us as a non-accelerated filer until the end of the 2007 fiscal year. As a result, we were required to include our management’s report on internal control over financial reporting in our Annual Report on Form 10-KSB for the 2007 fiscal year and were not required to include our auditors’ attestation report on our internal control over financial reporting. The auditor’s attestation report will be included in our Annual Report on Form 10-K for the 2008 fiscal year. We have concluded that, as of December 31, 2007, our internal control over financial reporting was not effective and have identified a number of material weaknesses in our internal control over financial reporting. While we intend to remedy these weaknesses during the current fiscal year, we may be unable to do so. If we fail to implement required new or improved controls, or if our auditors are unable to attest to the effectiveness of our internal control over financial reporting when we file our Annual Report on Form 10-K for the 2008 fiscal year, there may be an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements, which could cause the market price of our common stock to decline.

If we trigger an “event of default” under our debt agreements entered into in January 2008 and April 2008, the debt holders could require us to repay the loan in full and force a sale of all of our assets to do so, which could cause our common shareholders to incur a total loss on their investments in us.

Our debt agreements, entered into in January 2008 and April 2008, requires us to adhere to certain covenants to avoid triggering an “event of default.” Failure to remain in compliance could prompt investors to call the debt and demand immediate repayment. We could be forced to seek bankruptcy protection if our loan is called and we are unable to repay the loan in full. All of our assets are pledged to the debt holders. If proceeds from the disposal of our assets are insufficient to repay the loan in full, common shareholders will receive nothing for their stock and suffer a total loss on their investments in us.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Registration Statement that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this Registration Statement, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, and products. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

•	our ability to complete development of our power interlay technology and products under development;

•	our ability to market and manufacture our future products;

•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; and

•	our ability to raise additional capital when we need it.

 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. The shares of common stock being offered by the selling stockholders are issuable upon conversion of the January 2008 Debentures, April 2008 Debenture, January 2008 Warrants, April 2008 Warrants, and interest payable in common shares at our discretion on the January 2008 Debentures and April 2008 Debenture. The January 2008 Debentures, April 2008 Debenture, January 2008 Warrants, and April 2008 Warrants were issued to the selling stockholders in private placements.. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except as described in this prospectus, the selling stockholders have not held any position or office or had any other material relationship with us within the past three years.

The 6,384,193 shares covered by this prospectus are issuable as follows:

•	1,400,000 common shares issuable upon the conversion of the January 2008 Debentures;

•	700,000 common shares issuable upon the exercise of the January 2008 Warrants;

•	520,000 common shares issuable as payment of interest on the January 2008 Debentures;

•	2,016,129 common shares issuable upon conversion of the April 2008 Debenture;

•	1,008,064 common shares issuable upon the exercise of the April 2008 Warrants; and

•	740,000 common shares issuable as payment of interest on the April 2008 Debenture.

Under the terms of the January 2008 Debentures, January 2008 Warrants, April 2008 Debenture, and April 2008 Warrants, a selling stockholder may not convert the debentures or exercise the warrants to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the debentures which have not been converted and upon exercise of the warrants which have not been exercised.

The selling stockholders may sell all or some of the shares of common stock they are offering, and may sell shares of our common stock otherwise than pursuant to this prospectus. The table below assumes that each selling stockholder converts all of its debentures, exercises all of its warrants and sells all of the shares issued upon conversion and exercise thereof, and that each selling stockholder sells all of the shares offered by it in offerings pursuant to this prospectus, and does not acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive the sale price of any common stock we sell to the selling stockholders upon exercise of warrants. We expect to use the proceeds received from the exercise of warrants, if any, for general working capital purposes. However, the selling stockholder is entitled to exercise the warrants on a cashless basis commencing one year after their initial issuance, if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement and the market price of our common stock exceeds the exercise price. In the event that the selling stockholder exercises the warrants on a cashless basis, we will not receive any proceeds.

The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The total number of common shares sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations, recapitalizations or the triggering of anti-dilution protective provisions with regard to the common stock and warrants.

The actual number of shares of common stock issuable to the selling stockholders as interest payments in lieu of cash is subject to adjustment depending on, among other factors, the future market price of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

	Common Shares Owned Before Sale(1)			Common Shares Owned After Sale
Selling Shareholder	Amount	% of Class	Shares being registered	Amount	% of Class
Alpha Capital Anstalt(2)	300,000	1.04%	374,286	0	*
Bristol Investment Fund, Ltd.(3)	673,000	2.33%	374,286	373,000	1.07%
Charles B. Runnels Family Trust DTD 10-14-93 Charles B. Runnels & Amy Jo Runnels TTEES(4)	65,000	*	37,429	35,000	*
Cranshire Capital, L.P.(5)	120,000	*	149,714	0	*
Donald W. Killian III (6)	99,000	*	74,857	39,000	*
Epsom Investment Services, N.V. (7)	60,000	*	74,857	0	*
Gemini Master Fund, Ltd (8)	150,000	*	187,143	0	*
G. Tyler Runnels or Jasmine Niklas Runnels TTEES The Runnels Family Trust DTD 1-11-2000 (9)	442,500	1.55%	93,571	292,500	*
High Tide, LLC(10)	442,500	1.55%	93,571	292,500	*
IRA FBO J. Steven Emerson R/O II Pershing LLC as Custodian(11)	1,437,192	4.99%	374,286	1,571,000	4.45%
John B. Davies (12)	150,000	*	187,143	0	*
Jonathan & Nancy Glaser Family Trust DTD 12/16/98 Jonathan M. Glaser and Nancy E. Glaser TTEES (13)	2,940,041	9.99%	374,286	2,945,454	8.22%
MM & B Holdings, a California General Partnership (14)	913,500	3.19%	224,571	733,500	2.10%
EMC Corporation (15)	1,498,694	4.99%	3,764,193	0	*
Total	-	-	6,384,193	-	-

* Less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of beneficial ownership is based on 28,535,256 shares of common stock outstanding as of May 23, 2008.

(2)
Konrad Ackerman has voting and investment control of the securities to be offered for resale. The selling stockholder has informed us that it is not a broker-dealer or an affiliate of a broker-dealer. The 374,286 shares being registered represent (i) 200,000 shares issuable upon conversion of a January 2008 Debenture, (ii) 100,000 shares issuable upon exercise of January 2008 Warrants, and (iii) 74,286 shares issuable as interest on a January 2008 Debenture. The shares issuable as interest on a January 2008 Debenture represent the selling stockholder’s pro rata portion of the 520,000 shares issuable as interest on the January 2008 Debentures being registered.

(3)
Paul Kessler has voting and investment control of the securities to be offered for resale. The selling stockholder has informed us that it is not a broker-dealer or an affiliate of a broker-dealer. The 374,286 shares being registered represent (i) 200,000 shares issuable upon conversion of a January 2008 Debenture, (ii) 100,000 shares issuable upon exercise of January 2008 Warrants, and (iii) 74,286 shares issuable as interest on a January 2008 Debenture. The shares issuable as interest on a January 2008 Debenture represent the selling stockholder’s pro rata portion of the 520,000 shares issuable as interest on the January 2008 Debentures being registered.

(4)
Charles B. Runnels has voting and investment control of the securities to be offered for resale. The selling stockholder has informed us that it is not a broker-dealer or an affiliate of a broker-dealer. The 37,429 shares being registered represent (i) 20,000 shares issuable upon conversion of a January 2008 Debenture, (ii) 10,000 shares issuable upon exercise of January 2008 Warrants, and (iii) 7,429 shares issuable as interest on a January 2008 Debenture. The shares issuable as interest on a January 2008 Debenture represent the selling stockholder’s pro rata portion of the 520,000 shares issuable as interest on the January 2008 Debentures being registered.

(5)
Mitchell P. Kopin, the president of Downsview Capital, Inc., the general partner of Cranshire Capital, L.P., has sole voting control and investment discretion over securities held by Cranshire Capital, L.P. Each of Mitchell P. Kopin and Downsview Capital, Inc. disclaim beneficial ownership of the shares held by Cranshire Capital, L.P. The selling stockholder has informed us that it is not a broker-dealer or an affiliate of a broker-dealer. The 149,714 shares being registered represent (i) 80,000 shares issuable upon conversion of a January 2008 Debenture, (ii) 40,000 shares issuable upon exercise of January 2008 Warrants, and (iii) 29,714 shares issuable as interest on a January 2008 Debenture. The shares issuable as interest on a January Debenture represent the selling stockholder’s pro rata portion of the 520,000 shares issuable as interest on the January 2008 Debentures being registered.

(6)
The selling stockholder has informed us that he is not a broker-dealer or an affiliate of a broker-dealer. The selling stockholder served as a director of InCard from December 2006 to July 2007. The 74,857 shares being registered represent (i) 40,000 shares issuable upon conversion of a January 2008 Debenture, (ii) 20,000 shares issuable upon exercise of January 2008 Warrants, and (iii) 14,857 shares issuable as interest on a January 2008 Debenture. The shares issuable as interest on a January 2008 Debenture represent the selling stockholder’s pro rata portion of the 520,000 shares issuable as interest on the January 2008 Debentures being registered.

(7)
David Craven and Steven Drayton have voting and investment control of the securities to be offered for resale. The selling stockholder has informed us that it is not a broker-dealer or an affiliate of a broker-dealer. The 74,857 shares being registered represent (i) 40,000 shares issuable upon conversion of a January 2008 Debenture, (ii) 20,000 shares issuable upon exercise of January 2008 Warrants, and (iii) 14,857 shares issuable as interest on a January 2008 Debenture. The shares issuable as interest on a January 2008 Debenture represent the selling stockholder’s pro rata portion of the 520,000 shares issuable as interest on the January 2008 Debentures being registered.

(8)
Steven Winters has voting and investment control of the securities to be offered for resale. The selling stockholder has informed us that it is not a broker-dealer or an affiliate of a broker-dealer. The 187,143 shares being registered represent (i) 100,000 shares issuable upon conversion of a January 2008 Debenture, (ii) 50,000 shares issuable upon exercise of January 2008 Warrants, and (iii) 37,143 shares issuable as interest on a January 2008 Debenture. The shares issuable as interest on a January Debenture represent the selling stockholder’s pro rata portion of the 520,000 shares issuable as interest on the January 2008 Debentures being registered.

(9)
G. Tyler Runnels has voting and investment control of the securities to be offered for resale. The selling stockholder has informed us that it is an affiliate of a broker-dealer. The selling stockholder bought the securities to be resold in the ordinary course of business, and at the time of the purchase of the securities had no agreements or understandings, directly or indirectly, with any person to distribute the securities. TTEES The Runnels Family Trust DTD 1-11-2000 and High Tide, LLC are affiliates of each other and are deemed to beneficially own the same securities of InCard. The 93,571 shares being registered represent (i) 50,000 shares issuable upon conversion of a January 2008 Debenture, (ii) 25,000 shares issuable upon exercise of January 2008 Warrants, and (iii) 18,571 shares issuable as interest on a January 2008 Debenture. The shares issuable as interest on a January 2008 Debenture represent the selling stockholder’s pro rata portion of the 520,000 shares issuable as interest on the January 2008 Debentures being registered.

(10)
G. Tyler Runnels has voting and investment control of the securities to be offered for resale. The selling stockholder has informed us that it is an affiliate of a broker-dealer. The selling stockholder bought the securities to be resold in the ordinary course of business, and at the time of the purchase of the securities had no agreements or understandings, directly or indirectly, with any person to distribute the securities. TTEES The Runnels Family Trust DTD 1-11-2000 and High Tide, LLC are affiliates of each other and are deemed to beneficially own the same securities of InCard. The 93,571 shares being registered represent (i) 50,000 shares issuable upon conversion of a January 2008 Debenture, (ii) 25,000 shares issuable upon exercise of January 2008 Warrants, and (iii) 18,571 shares issuable as interest on a January 2008 Debenture. The shares issuable as interest on a January 2008 Debenture represent the selling stockholder’s pro rata portion of the 520,000 shares issuable as interest on the January 2008 Debentures being registered.

(11)
J. Steven Emerson has voting and investment control of the securities to be offered for resale. The selling stockholder has informed us that it is not a broker-dealer or an affiliate of a broker-dealer. The 374,286 shares being registered represent (i) 200,000 shares issuable upon conversion of a January 2008 Debenture, (ii) 100,000 shares issuable upon exercise of January 2008 Warrants, and (iii) 74,286 shares issuable as interest on a January 2008 Debenture. The shares issuable as interest on a January 2008 Debenture represent the selling stockholder’s pro rata portion of the 520,000 shares issuable as interest on the January 2008 Debenture being registered. The selling stockholder owns an additional (a) 1,171,000 common shares and (b) 400,000 warrants. The debenture and warrants contain certain restrictions limiting their exercise in the event the holder’s holdings exceed 4.99% of the issued and outstanding shares. The numbers represented as being beneficially owned above take into account such limitation on conversion and exercisability.

(12)
The selling stockholder has informed us that he is not a broker-dealer or an affiliate of a broker-dealer. The 187,143 shares being registered represent (i) 100,000 shares issuable upon conversion of a January 2008 Debenture, (ii) 50,000 shares issuable upon exercise of January 2008 Warrants, and (iii) 37,143 shares issuable as interest on a January 2008 Debenture. The shares issuable as interest on a January 2008 Debenture represent the selling stockholder’s pro rata portion of the 520,000 shares issuable as interest on the January 2008 Debentures being registered.

(13)
Jonathan Glaser has voting and investment control of the securities to be offering for resale. The selling stockholder has informed us that it is not a broker-dealer or an affiliate of a broker-dealer. The 374,286 shares being registered represent (i) 200,000 shares issuable upon conversion of a January 2008 Debenture, (ii) 100,000 shares issuable upon exercise of January 2008 Warrants, and (iii) 74,286 shares issuable as interest on a January 2008 Debenture. The shares issuable as interest on a January 2008 Debenture represent the selling stockholder’s pro rata portion of the 520,000 shares issuable as interest on the January 2008 Debenture being registered. JMG Capital Partners, L.P. and JMG Triton Offshore Fund, Ltd., which are affiliates of the selling stockholder, own an additional aggregate (a) 2,045,454 common shares and (b) 900,000 warrants. The January 2008 Debentures and January 2008 Warrants contain certain restrictions limiting their exercise in the event the holder’s holdings exceed 4.99% of the issued and outstanding shares, and the additional 900,000 warrants contain certain restrictions limiting their exercise in the event the holder’s holdings exceed 9.99% of the issued and outstanding shares. The numbers represented as being beneficially owned above take into account such limitation on conversion and exercisability.

(14)
Cristina Agra-Hughes has voting and investment control of the securities to be offered for resale. The selling stockholder has informed us that it is not a broker-dealer or an affiliate of a broker-dealer. The 224,571 shares being registered represent (i) 120,000 shares issuable upon conversion of a January 2008 Debenture, (ii) 60,000 shares issuable upon exercise of January 2008 Warrants, and (iii) 44,571 shares issuable as interest on a January 2008 Debenture. The shares issuable as interest on a January 2008 Debenture represent the selling stockholder’s pro rata portion of the 520,000 shares issuable as interest on the January 2008 Debentures being registered.

(15)
The selling stockholder has informed us that it is not a broker-dealer or an affiliate of a broker-dealer. The 3,764,193 shares being registered represent (i) 2,016,129 shares issuable upon conversion of the April 2008 Debenture, (ii) 1,008,064 shares issuable upon exercise of the April 2008 Warrants, and (iii) 740,000 shares issuable as interest on the April 2008 Debenture. The debenture and warrants contain certain restrictions limiting their exercise in the event the holder’s holdings exceed 4.99% of the issued and outstanding shares. The numbers represented as being beneficially owned above take into account such limitation on conversion and exercisability.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

-	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

-	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

-	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

-	an exchange distribution in accordance with the rules of the applicable exchange;

-	privately negotiated transactions;

-	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

-	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

-	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

-	a combination of any such methods of sale; and

-	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

Our consolidated financial statements for the fiscal years ended December 31, 2007, December 31, 2006, and December 31, 2005 incorporated by reference in this prospectus, have been so incorporated in reliance on the report of Singer Lewak Greenbaum & Goldstein LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we filed on Form S-3 with the Securities and Exchange Commission or SEC. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. You should refer to the registration statement for additional information about us and the common stock being offered in this prospectus. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement or any document incorporated by reference into the registration statement are not necessarily complete, and you should review the referenced document itself for a complete understanding of its terms.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's public reference facilities located at 100 F Street, NE, Washington, DC 20549. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to 'incorporate by reference' the information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. Because we are incorporating by reference our future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some or all of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of our common stock registered under this prospectus.

•	our annual report on Form 10-KSB for the fiscal year ended December 31, 2007 filed with the SEC on April 1, 2008;
•	our annual report on Form 10-KSB for the fiscal year ended December 31, 2006 filed with the SEC on April 2, 2007;
•	our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2008, filed with the SEC on May 12, 2008;
•	our current report on Form 8-K, filed with the SEC on May 27, 2008;
•	our current report on Form 8-K, filed with the SEC on April 16, 2008;
•	our current report on Form 8-K, filed with the SEC on April 2, 2008;
•	our current report on Form 8-K, filed with the SEC on February 19, 2008;
•	our current report on Form 8-K, filed with the SEC on January 9, 2008;
•	our current report on Form 8-K, filed with the SEC on January 2, 2008;
•	the description of our common stock contained in our Registration Statement on Form S-1, filed with the SEC on May 9, 2008.

The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at:

Innovative Card Technologies, Inc.
633 West Fifth Street, Suite 2600
Los Angeles, CA 90071
Phone 213-223-2142
Email address: ccaporale@incardtech.com

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses payable by Innovative Card Technologies, Inc. in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee:
Securities and Exchange Commission Registration Fee	$408	*
Accounting Fees and Expenses	25,000	*
Legal Fees and Expenses	25,000	*
Miscellaneous	7,500	*

Total	$57,908	*

* Estimate.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

We have adopted provisions in our certificate of incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

In addition, our bylaws provide for the indemnification of officers, directors and third parties acting on our behalf, to the fullest extent permitted by Delaware General Corporation Law, if our board of directors authorizes the proceeding for which such person is seeking indemnification (other than proceedings that are brought to enforce the indemnification provisions pursuant to the bylaws). We maintain directors' and officers' liability insurance.

These indemnification provisions may be sufficiently broad to permit indemnification of our executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS
Exhibit Footnote	Exhibit Number	Description of Document

(1)	4.1	Amended and Restated Certificate of Incorporation
(2)	4.2	Certificate of Amendment to Certificate of Incorporation
(1)	4.3	Amended and Restated Bylaws
*	5.1	Opinion of Sichenzia Ross Friedman Ference LLP
*	23.1	Consent of Singer Lewak Greenbaum & Goldstein LLP
	23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1))
**	24.1	Power of Attorney

(1)	Filed as an exhibit to our Registration Statement on Form SB-2 (No. 333-119814), as amended, and incorporated herein by reference.

(2)	Filed as an exhibit to our Current Report on Form 8-K (No. 001-33353) filed January 2, 2008 and incorporated herein by reference.

*	Filed herewith

**	Included on signature page herewith.

ITEM 17. UNDERTAKINGS

        (a)     The registrant hereby undertakes:

     (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii)     To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii)     To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4)     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

     (A)     If the registrant is relying on Rule 430B:

     (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

     (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

     (B)     If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

     (b)     The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on May 29, 2008.

INNOVATIVE CARD TECHNOLOGIES, INC.

/s/ Charles M. Caporale	/s/ Steven R. Delcarson
Charles M. Caporale Chief Financial Officer (Principal Financial and Accounting Officer)	Steven R. Delcarson President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of Innovative Card Technologies, Inc., a Delaware corporation, do hereby constitute and appoint Charles Caporale and Steven Delcarson and each of them his or her true and lawful attorney-in-fact and agent with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, including post-effective amendments, to this Registration Statement or any registration statement relating to this offering to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and each of the undersigned hereby ratifies and confirms that said attorney and agent, shall do or cause to be done by virtue thereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney. In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Steven R. Delcarson	President and Chief Executive Officer	May 29, 2008
STEVEN R. DELCARSON	(Principal Executive Officer)

/s/ Charles M. Caporale	Chief Financial Officer	May 29, 2008
CHARLES M. CAPORALE	(Principal Financial and Accounting Officer)

/s/ Donald Joyce	Director and Chairman of the Board	May 29, 2008
DONALD JOYCE

/s/ W. Robert Ramsdell	Director	May 29, 2008
W. ROBERT RAMSDELL

	Director	May 29, 2008
SCOTT V. OGILVIE

/s/ Richard J. Nathan	Director	May 29, 2008
RICHARD J. NATHAN

/s/ Harry L. Tredennick III	Director	May 29, 2008
HARRY L. TREDENNICK III